EXHIBIT 99.1

                                     NEWS

FOR IMMEDIATE RELEASE
---------------------

Contact:  Russell H. Plumb
          Chief Financial Officer
          (404) 296-5595


                 SEROLOGICALS ANNOUNCES AGREEMENT FOR SALE
                    OF 950,000 SHARES OF COMMON STOCK


Atlanta, GA. (August 14, 1997) - Serologicals Corporation (Nasdaq/NM: SERO) today announced that it has entered into an agreement for the sale of 950,000 shares of its common stock at a purchase price of $19.50 per share. Closing of the transaction is expected later this month. The transaction also included the sale by a selling stockholder of 250,000 shares at the same price per share. The Company will not receive the proceeds of the sale by such selling stockholder.

     Serologicals intends to use the net proceeds of approximately $17.5 million from the shares it is selling for general corporate purposes, including strategic acquisitions or investments.

     The shares sold by the Company have not been registered under the Securities Act of 1933, as amended, and were sold to institutional investors pursuant to an exemption from the registration requirements of the Securities Act. Such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The completion of the transaction is contingent on, among other things, the effectiveness under the Securities Act of a registration statement relating to the resale of such shares by the purchasers thereof.

     Serologicals Corporation, headquartered in Atlanta, is a leading worldwide provider of specialty human antibody-based products and services to major healthcare companies. The Company's services, including donor recruitment, donor management and clinical testing services, enable the Company to provide value-added products that are used as the active ingredients in therapeutic products for the treatment and management of medical indications such as Rh incompatibility in newborns, rabies and hepatitis and in diagnostic products such as blood typing reagents and diagnostic test kits.

     This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially. Additional information on factors that could potentially affect the Company or its financial results may be found in the Company's filings with the Securities and Exchange Commission.